Exhibit 10.1

April 22, 2016

VIA EMAIL

Ken Ludlum

[PRIVATE ADDRESS]

Re:	Separation Agreement

Dear Ken:

As agreed, your employment will terminate and this letter contains the terms of the separation agreement (the “Agreement”) which CareDx, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your employment with the Company will terminate on Wednesday, June 1, 2016, the (“Separation Date”). Your title has transitioned from Chief Financial Officer to Senior Financial Advisor on Wednesday, April 6, 2016.

2. Accrued Salary and Vacation. The Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law, regardless of whether or not you sign this Agreement.

3. Severance Payment. Although the Company is not otherwise obligated to do so, if, on or within twenty-one (21) days from date of this Agreement, you sign, date, return this Agreement to the Company, and you do not revoke the Agreement within seven days of execution, the Company will allow you to allow you to remain on payroll at 100% of your current monthly salary for the month of April 2016 (or, gross payment of $27,083.33) and 100% of your current monthly salary for the month of May 2016 (or, gross payment $27,083.33), subject to applicable deductions and withholdings (the “Severance”). You will be paid these amounts on the last and 15th of each month, consistent with standard payroll practices. It is intended that the Severance payment is exempt from Internal Revenue Code Section 409A pursuant to Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9).

4. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you are eligible to continue your group health insurance benefits at your own expense after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. On or after the Separation Date, you will receive a separate notice describing your rights and obligations under COBRA laws.

5. Stock Options. Vesting of your outstanding stock options and any other equity awards (the “Options”) will cease on the Separation Date and your unvested shares shall terminate. Your Options, including your rights to exercise vested shares, if any, are governed by the terms of your operative agreements with the Company and the Company’s 2014 Equity Incentive Plan. You will have 90 days post the Separation Date to exercise your options (including restrictive stock options).

6. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, variable compensation, or equity), severance, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested Options (if timely exercised by you). By way of example, but not limitation, you represent and warrant that you have not earned, and are not owed, any commissions, bonus, or incentive compensation that has not already been paid to you.

7. Expense Reimbursements. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. Return of Company Property. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, clinical data, research and development information, operational and personnel information, sales and marketing information, customer lists, prospect information, notes, drawings, records, plans, forecasts, reports, financial data, payroll information, spreadsheets, studies, analyses, proposals, agreements, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., BlackBerry), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then no later than within three (3) business days after the Separation Date, you will provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. You agree to provide the Company access to your Personal Systems, as requested, for the purpose of verifying that the required copying and/or deletion is completed. Your timely compliance with this paragraph is a condition precedent to your receipt of the severance benefits hereunder.

9. Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”), a copy of which is attached as Exhibit A.

10. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

11. Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process or in the course of a government investigation.

12. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

13. Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law, or if you cooperate in the course of a government investigation. Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

14. Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the severance benefits, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) ADEA and Older Workers Benefit Protection Act Waiver. Employee, being forty (40) years of age or older, acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination and Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement, as defined herein. Employee acknowledges that the consideration given for the waiver and Agreement is in addition to anything of value to which he is already entitled. He further acknowledges that he has been advised in writing, as required by the ADEA, that:

(i) He should, and is hereby affirmatively instructed to, consult with an attorney prior to signing this Agreement;

(ii) He has twenty-one (21) days in which to consider this Agreement (although he may choose voluntarily to sign it earlier);

(iii) He has seven (7) days following the date they sign this Agreement to revoke the Agreement;

(iv) This Agreement shall not become effective or enforceable until the revocation period has expired at 12:01 a.m. on the eighth (8th) day following Employee’s execution of this Agreement (“Effective Date”);

(v) Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this wavier under the ADEA, nor does it impose a condition precedent, penalties or costs for doing so; and

(vi) Should Employee choose to revoke this Agreement following his execution of same, he must do so by notifying Company prior to the Effective Date of the Agreement. Any revocation within this period must: (1) clearly state that Employee is revoking this Agreement; (2) must be in writing and be signed by Employee; and (3) must be delivered to Company to the attention of Matthew Meyer, Chief Business Officer, 3260 Bayshore Boulevard, Brisbane, California 94005, Phone (415) 287-2393 and Fax (415) 287-2461.

(c) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Family and Medical Leave Act (as amended (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(d) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(e) Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

15. Representations. You hereby represent that (a) you have been paid all compensation owed and for all time worked, (b) you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, CFRA, any applicable laws or Company policies, and (c) you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

16. Dispute Resolution. To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, including but not limited to statutory claims, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, CA conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

17. Miscellaneous. This Agreement, including the Confidential Information Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below and return the fully signed Agreement to me within fourteen (21) days of your receipt of this Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

Thank you for your efforts on behalf of the Company and I wish you the best in your future endeavors.

Sincerely, CareDx, Inc.

By:	/s/ Peter Maag
Peter Maag President & CEO

UNDERSTOOD AND AGREED:

/s/ Ken Ludlum
Ken Ludlum

April 22, 2016
Date